SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549
                    _________________________________

                                 FORM 8-K

                              Current Report
                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported) April 12, 2001


                          COMPUTER POWER, INC.
         (Exact name of Registrant as Specified in its Charter)


      New Jersey                      0-15927             22-1981869
(State of Incorporation)         (Commission File        (IRS Employer
                                  Number)                 Identification No.)


                124 West Main Street, High Bridge, NJ 08829
                  (Address of principal executive offices)

                             (908) 638-8000
                     Registrant's Telephone Number


Item 1.   Change in Control of Registrant

On April 12, 2001, Myers/NuArt Electrical Products, Inc. (previously "Myers Acquisition Corp.") acquired 2,102,114 shares of Computer Power's common stock, representing approximately 57% of the outstanding common stock. Myers/NuArt Electrical Products, Inc. purchased the shares from Public Access Lighting, L.L.C. in a private sale conducted under Section 9-504 of the Illinois Uniform Commercial Code by Associated Bank of Chicago, the secured party. Susan Larson, who was a member of Computer Power's Board of Directors at the time of the sale, was a controlling person with respect to Public Access Lighting, L.L.C.

Myers/NuArt Electrical Products, Inc. is a Delaware corporation, which is wholly-owned by U.S. Traffic Corporation, a Delaware corporation. U.S. Traffic Corporation is 85%-owned by Raymond International W.L.L., a Bahrain limited liability corporation. Leslie W. Lawson, a U.S. citizen, owns 99% of Raymond International W.L.L.

Myers/NuArt Electrical Products, Inc. purchased the shares, a promissory note issued by Computer Power in the principal amount of $365,000 with approximately $35,000 accrued interest, and certain other unrelated assets from Public Access Lighting, L.L.C. for an aggregate purchase price of $2.6 million. The purchase price consisted of $1.6 million in cash, which was drawn from the working capital of Myers/NuArt Electrical Products, Inc., and an unsecured promissory note in the principal amount of $1.0 million payable to Associated Bank of Chicago by Myers/NuArt Electrical Products, Inc. and U.S. Traffic Corporation. From the aggregate purchase price, $50,000 was allocated to the purchase of the Computer Power shares.

On May 3, 2001, Susan Larson resigned from her position on Computer Power's Board of Directors. Subsequently, Myers/NuArt Electrical Products, Inc. elected, by majority consent, two additional members of the Board of Directors:
Basil K. Vasiliou, the President of Myers/NuArt Electrical Products, Inc., and Diana J. Grootonk, the Executive Vice President - Administration of U.S. Traffic Corporation. On May 21, 2001, Myers NuArt Electrical Products, Inc. executed a majority consent, effective on June 1, 2001, which removed Roger Love from his position on the Board of Directors. Therefore, the Board of Directors of Computer Power now consists of Mr. Vasiliou and Ms. Grootonk.

                               EXHIBITS

None.

                               SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                          	COMPUTER POWER, INC.

Dated: June 8, 2001             By:/s/ James J. Hooley
                                   James J. Hooley
                                   Chief Executive Officer